Exhibit 8.1

[Latham & Watkins LLP letterhead]

July 26, 2021

ROX Financial LP

250 Greenwich Street, 10th Floor

New York, New York 10007

Re: ROX Financial LP, Series A

Ladies and Gentlemen:

We have acted as special tax counsel to ROX Financial LP, a Delaware limited partnership (“ROX LP”), and Series A (the “Company”), a separate series of ROX LP, in connection with ROX LP’s filing of a registration statement on Form S-11 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on June 29, 2021 (Registration No. 333-257524) (as so filed and as amended, the “Registration Statement”), relating to the registration for issue and sale by ROX LP (for itself and on behalf of the Company, as applicable) of limited partnership interests of ROX LP associated with the Company, as set forth in the prospectus contained in the Registration Statement.

You have requested our opinion concerning certain of the federal income tax considerations relating to the Company. This opinion is based on certain assumptions and factual representations, including the facts set forth in the Registration Statement, concerning the business, assets and governing documents of ROX LP, the Company and the Company’s subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by ROX GP, the Company and the Company’s subsidiaries with respect to certain factual matters through a certificate of an officer of ROX GP, dated as of the date hereof (the “Officer’s Certificate”).

In our capacity as special tax counsel to ROX LP and the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only with respect to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, and subject to the qualifications, assumptions, representations and limitations set forth herein, it is our opinion that:

1.    Commencing with the Company’s taxable year ending December 31, 2021, the Company will be organized and will operate in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and its proposed method of operation will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code thereafter; and

2.    The statements in the Registration Statement under the caption “U.S. Federal Income Tax Considerations,” insofar as such statements purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

No opinion is expressed as to any matter not discussed herein.

July 26, 2021

This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Registration Statement or the Officer’s Certificate may affect the conclusions stated herein. As described in the Registration Statement, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various requirements imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. No assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements. In addition, the opinion set forth above does not foreclose the possibility that the Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification. This opinion is rendered as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Registration Statement under the headings “U.S. Federal Income Tax Considerations” and “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP